www.bankatfidelity.com
1 (800) 388-4380

March 23, 2016

Dear Fellow Shareholders of Fidelity D & D Bancorp, Inc.:

On behalf of the Board of Directors, we are pleased to invite you to attend our Annual Meeting of Shareholders of Fidelity D & D Bancorp, Inc. to be held on Tuesday, May 3, 2016 at 3:00 p.m., Eastern Daylight Time, at the main office of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512. At the annual meeting, you will have the opportunity to ask questions and to make comments.  Enclosed are your requested notice of meeting, proxy statement, proxy card and the Company’s 2015 Annual Report to Shareholders. These materials are also available online at www.bankatfidelity.com/proxymaterials.

The principal business of the meeting is to nominate and elect three (3) Class C Directors to serve for a three-year term, to ratify the selection of our independent registered public accounting firm, to conduct a non-binding vote on executive compensation, to discuss 2015 financial results by management and to transact any other business that is properly presented at the annual meeting.  The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon in more detail.

We are delighted you have chosen to invest in the Company.  We look forward to you joining us. Whether or not you expect to attend the annual meeting in person, we hope that you will vote as soon as possible by internet, telephone or by completing, signing and returning the enclosed proxy in the envelope provided.  The prompt return of your proxy will save the Company expenses involved in further communications.  Your vote is important.  Voting by proxy will ensure your representation at the annual meeting if you do not attend in person.

We look forward to seeing you on May 3, 2016.

Sincerely,

/s/ Patrick J. Dempsey
Patrick J. Dempsey
Chairman of the Board

Blakely & Drinker Streets
Dunmore, PA 18512
Tel: (570) 342-8281
Fax: (570) 356-5724

FIDELITY D & D BANCORP, INC.

Blakely and Drinker Streets

Dunmore, Pennsylvania 18512

(570) 342-8281

________________________________________________________

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 3, 2016

________________________________________________________

The Board of Directors is distributing this proxy statement to shareholders on or about March 23, 2016

OTC Bulletin Board trading symbol: FDBC

www.bankatfidelity.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 3, 2016

TO THE SHAREHOLDERS OF FIDELITY D & D BANCORP, INC.:

NOTICE IS HEREBY GIVEN that Fidelity D & D Bancorp, Inc. will hold its Annual Meeting of Shareholders on Tuesday, May 3, 2016 at 3:00 p.m., Eastern Daylight Time, at the main office of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania, 18512, to consider and vote upon the following proposals:

(1)	to elect three (3) Class C Directors to serve for a three-year term and until their successors are elected and qualified;
(2)	to ratify the selection of an independent registered public accounting firm for the Corporation for the year ending December 31, 2016;
(3)	to conduct a non-binding vote on executive compensation; and
(4)	to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Shareholders of record at the close of business on March 9, 2016, are entitled to notice of the meeting and may vote at the annual meeting, either in person or by proxy.

Management welcomes your attendance at the annual meeting.  Whether or not you expect to attend the annual meeting in person, we ask you to complete either online, by telephone or sign, date or promptly return the proxy in the accompanying postage-paid envelope.  The prompt return of your proxy will save expenses involved in further communications. Even if you return a proxy, you may vote in person if you give written notice to the Secretary of the Company and attend the annual meeting.  Promptly returning your completed proxy will ensure that your shares are voted in accordance with your wishes and will guarantee the presence of a quorum.

The Board of Directors is distributing this proxy statement, form of proxy, and Fidelity D & D Bancorp, Inc.’s 2015 Annual Report on or about March 23, 2016.

By Order of the Board of Directors,

/s/ John T. Cognetti
John T. Cognetti
Dunmore, Pennsylvania	Secretary
March 23, 2016

YOUR VOTE IS IMPORTANT.

PLEASE VOTE ONLINE, BY TELEPHONE

OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Meeting to be held on May 3, 2016.  The Proxy Statement, Proxy Card and 2015 Annual Report are available at www.bankatfidelity.com/proxymaterials.

PROXY STATEMENT

Date, Time and Place of the Annual Meeting

Fidelity D & D Bancorp, Inc. (the “Company”) is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company.  The annual meeting will be held at the main office of Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, Pennsylvania 18512 on Tuesday, May 3, 2016 at 3:00 p.m., Eastern Daylight Time.  The telephone number for the Company is (570) 342-8281.  Please direct all inquiries to Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer of the Company.

Description of the Company

Fidelity D & D Bancorp, Inc., a Pennsylvania corporation and registered bank holding company, was organized in 1999 and became the holding company for The Fidelity Deposit and Discount Bank (the “Bank”) on June 30, 2000.   The Bank, the Company’s wholly-owned, sole subsidiary, was established in 1902 as a commercial banking institution under the laws of Pennsylvania.  In 1997, the Bank acquired trust powers.  The Bank offers a full range of traditional banking and trust services as well as alternative financial products and services.

The Board of Directors provides a copy of the annual report for the fiscal year ended December 31, 2015, with this proxy statement.  The annual report is available online at www.bankatfidelity.com/proxymaterials. You may obtain additional print copies of the Company’s annual report for the 2015 fiscal year at no cost by contacting Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer, Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, Pennsylvania 18512, telephone (570) 342-8281.

We have not authorized anyone to provide you with information.  You should rely only on the information contained in this document or in documents to which we refer you.  Although we believe we have provided you with all the information you will need to make your decision to vote, events may occur at the Company subsequent to printing this proxy statement that might affect your decision or the value of your stock.

PROXY AND VOTING PROCEDURES

Solicitation and Voting of Proxies

The Board of Directors furnishes this proxy statement and proxy to shareholders on or about March 23, 2016.  The Board of Directors of the Company solicits this proxy for use at the 2016 Annual Meeting of Shareholders of the Company.  The directors, officers and other employees of the Company or the Bank may solicit proxies in person or by telephone, facsimile, or other electronic means. The Company will pay the cost of preparing, assembling, printing, mailing and soliciting proxies and any additional material that the Company sends to shareholders.  The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of stock held by these persons.  The Company will reimburse these persons for their reasonable forwarding expenses.

Only shareholders of record as of the close of business on Wednesday, March 9, 2016, the voting record date, may vote at the annual meeting.  On all matters to come before the annual meeting, shareholders may cast one vote for each share held.  Cumulative voting rights do not exist with respect to the election of directors.

By properly completing a proxy, the shareholder appoints the proxy holders named to vote his or her shares as specified on the proxy.  Any valid proxy, which does not specify how the shares are to be voted, will be voted FOR:

•	Election of Brian J. Cali, Patrick J. Dempsey and Daniel J. Santaniello as Class C directors of the Company, each for three-year terms expiring in 2019;
•	Ratification of the selection of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016; and
•	Non-binding vote on executive compensation.

If a shareholder is a participant in the Fidelity D & D Bancorp, Inc. Dividend Reinvestment Plan, his or her proxy will also serve as a proxy for the shares held in the plan.  Computershare, as the administrator of the plan, will not provide plan participants with separate proxies covering the shares held in the Dividend Reinvestment Plan.  Each holder of common stock is entitled to one vote, in person or by proxy, for each whole share of common stock held as of the record date.  If your proxy is signed but does not indicate your voting preferences, the proxy holders will vote your shares for all nominees and in favor of the proposals to ratify the Company’s independent registered public accounting firm and approve the compensation of the named executive officers as disclosed in this proxy statement.  If you do not return a proxy, your shares will not be voted.

Quorum and Vote For Approval

The Company’s Articles of Incorporation authorize the issuance of up to 10,000,000 shares of common stock.  At the close of business on March 9, 2016, the Company had 2,468,446 of common stock outstanding, without par value.  The Company’s Articles of Incorporation also authorize the issuance of up to 5,000,000 shares of preferred stock.  The Company has not issued preferred stock.

To hold the annual meeting, a “quorum” of shareholders must be present.  Under Pennsylvania law and the by-laws of the Company, the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting.  Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter.  The Company will not count broker non-votes in determining the presence of a quorum.  A broker non-vote occurs when a broker nominee, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner.  Those shareholders present, in person or by proxy, may adjourn the meeting to another time and place if a quorum is lacking.

Assuming the presence of a quorum, the three (3) nominees for Class C directors receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected.  Votes withheld from a nominee and broker non-votes will not be cast for a nominee.  The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.

Revocability of Proxy

Shareholders who submit valid proxies to the Company may revoke them at any time before they are voted by:

•	Delivering written notice of revocation to John T. Cognetti, Secretary of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512;
•	Delivering a properly executed proxy bearing a later date to John T. Cognetti, Secretary of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512;
•	Voting again via telephone or Internet vote; or
•	Attending the meeting and voting in person, after giving written notice to John T. Cognetti, Secretary of the Company.

You have the right to vote and, if desired, to revoke your proxy any time before the annual meeting.  Should you have any questions, please call John T. Cognetti, Secretary, at (570) 342-8281.

Methods of Voting

If you are a shareholder whose shares are registered in your name, you may vote your shares by using one of the following four methods:

On-line via the Internet.    If you hold the Company’s common stock in your own name and not through a broker or other nominee, you can vote your shares of common stock electronically via the Internet at www.investorvote.com/FDBC.  Internet voting is available 24 hours a day until 3:00 a.m. local time on May 3, 2016.  Internet voting procedures are designed to authenticate shareholders by using the individual control numbers on your shareholder meeting notice or proxy card. If you vote via the Internet, you do not need to return your proxy card.

Telephone.    If you hold the Company’s common stock in your own name and not through a broker or other nominee, you can vote your shares of common stock on a touch tone telephone by dialing the toll-free telephone number 1-800-652-VOTE (8683). Telephone voting is available 24 hours a day until 3:00 a.m. local time on May 3, 2016.  Telephone voting procedures are designed to authenticate shareholders by using the individual control numbers on your shareholder meeting notice or proxy card.  If you vote by telephone, you do not need to return your proxy card.

Mail.  To vote your proxy by mail, please obtain a copy of the Proxy Materials.  If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Then, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

In person.  If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting. If you wish to attend and vote at the meeting, please bring the  shareholder meeting notice with you. Attendance at the annual meeting will not by itself be sufficient to vote your shares; you still must complete and submit a ballot at the annual meeting.

If your shares are registered in the nominee name of a bank or brokerage firm, you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions.  Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet.  If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of elections with your ballot.

GOVERNANCE OF THE COMPANY

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board of Directors has adopted and adheres to corporate governance practices which the Board of Directors and Management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, Pennsylvania law (the state in which we are incorporated), the rules and listing standards of Nasdaq, and SEC regulations, as well as best practices suggested by recognized governance authorities.

Board or Directors  Leadership  Structure

The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day operation and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the Board of Directors.  The Board of Directors believes the separated roles of Chief Executive Officer and Chairman are in the best interest of shareholders because it promotes both strategic development and facilitates information flow between Management and the Board of Directors, both essential for effective governance.

The Company's Board of Directors oversees all business, property and affairs of the Company.  The President and Chief Executive Officer and the Company's Officers keep the members of the Board of Directors informed of the Company’s business through discussions at Board of Directors’ meetings and by providing them with reports and other materials. The directors of the Company also serve as the directors of the Company's wholly-owned bank subsidiary, The Fidelity Deposit and Discount Bank, upon election by the Company.

Currently, our Board of Directors has nine members. Under the Nasdaq listing standards for independence, Michael J. McDonald, David L. Tressler, Sr., Mary E. McDonald, Brian J. Cali, John T. Cognetti, Patrick J. Dempsey, Kristin D. O’Donnell and Richard J. Lettieri meet the Nasdaq standards for independence. This constitutes more than a majority of our Board of Directors.  In determining the Director’s independence, the Board of Directors considered loan and certain business transactions between the Company and the Director, their immediate family members and businesses with whom they are associated.

The table below includes a description of other categories or types of transactions, and relationships or arrangements considered by the Board of Directors, in addition to those listed above, in reaching their determination that the directors are independent under Nasdaq rules.

Name	Independent	Other transactions, Relationships or Arrangements
Brian J. Cali	Yes	Legal services
John T. Cognetti	Yes	Real Estate services
Patrick J. Dempsey	Yes	Facility Services
Kristin D. O’Donnell	Yes	Facility Services
Richard J. Lettieri	Yes	None
Michael J. McDonald	Yes	None
Mary E. McDonald	Yes	None
David L. Tressler, Sr.	Yes	None

In each case, the Board of Directors determined that none of the transactions above impaired the independence of these directors.  For more information, please refer to “Certain Business Relationships and Transactions with Management.”

Risk Management

The Board of Director's role in the Company's risk oversight process includes receiving regular reports from members of Management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic, and reputational risks.  The Board of Directors receives reports from various committees of the Board of Directors.  The Chair of the respective committee reports on the discussion to the full Board of Directors during the committee report section of the Board of Directors’ meetings.  This enables the Board of Directors and its committees to coordinate risk oversight, particularly with respect to risk interrelationships.  As part of its charter, the Audit Committee discusses, with respect to audit and risk review, the adequacy and effectiveness of internal accounting controls, financial systems or financial statements, the accuracy of management reporting and compliance with laws, regulations and Company policy. The Board of Directors conducted a risk assessment of the Bank's compensation program and concluded that the program is balanced, does not motivate imprudent risk taking, and is not reasonably likely to have a material adverse effect on the Corporation.

Meetings and Committees of the Board of Directors

During 2015, the Company’s Board of Directors maintained three standing committees, and the Bank’s Board of Directors maintained nine standing committees.  The Board of Directors of the Company has a standing Executive Committee, Compensation Committee and Audit Committee.  In addition, the full Board of Directors of the Company performs the functions of a Nominating Committee.  The Board of Directors of the Bank has an Asset/Liability Committee, Audit and Compliance Committee, Credit Administration Committee, Executive Committee, Human Resource Committee, Compensation Committee, Loan Application Committee, Trust/401(k)/Investment Committee, and a Building Committee.

Executive Committee. Members of the Company’s Executive Committee were Patrick J. Dempsey, Chairman, Michael J. McDonald, and Brian J. Cali.  All members of the Executive Committee meet the Nasdaq listing standards for independence. The principal duties of the Executive Committee are to act on behalf of the Board of Directors between meetings to take action on loan approvals and to review and evaluate governance issues and strategic plans.  The Executive Committee met three (3) times in 2015.

Compensation Committee.    Members of the Company’s Compensation Committee were Patrick J. Dempsey, Chairman, Michael J. McDonald, and Brian J. Cali.  The Compensation Committee does not have a formal charter.  All members of the Compensation Committee meet the Nasdaq listing standards for independence.  The primary purpose of the committee is to review and approve the annual base salaries and annual incentive for the Chief Executive Officer and other executive officers; review and approve incentive awards including both cash bases and equity based awards; any employment arrangements; any change-in-control agreements and provisions affecting any element of compensation and benefits.  Secondarily, the committee reviews and makes recommendations to our Board of Directors regarding director compensation.  Lastly, the committee reviews and makes recommendations to the Board of Directors with respect to new compensation programs. The Compensation Committee met five (5) times in 2015.

Audit Committee.    Members of the Company’s Audit Committee were Michael J. McDonald, Chairman, Mary E. McDonald, Richard J. Lettieri and David L. Tressler, Sr.  All members are independent under Nasdaq and SEC standards.  The Board of Directors has determined that David L. Tressler, Sr. is an “audit committee financial expert” as defined under applicable SEC and Nasdaq rules.  The principal duties of the Audit Committee, as set forth in its charter, which is available on our website, www.bankatfidelity.com, under Investor Relations – Other Information - Governance Documents, include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities and recommending annually, to the Board of Directors, the engagement of an independent registered public accounting firm.  The Audit Committee met six (6) times during 2015.

Nominating Committee.    The entire Board of Directors desires to participate on and performs the functions of a Nominating Committee.  All members of the Board of Directors, except for Daniel J. Santaniello meet the Nasdaq listing standards for independence.  Because of full Director participation, the Board of Directors believes there is no need to have a separate standing committee to perform similar functions. The principal duties of a Nominating Committee include developing and recommending the criteria for selecting qualified director candidates, identifying individuals qualified to become Board of Directors members, evaluating and selecting or recommending director nominees for each election of directors, considering committee member qualifications, appointment and removal, recommending codes of conduct and codes of ethics applicable to the Company and providing oversight in the evaluation of the Board of Directors and each committee.  Because of the rare occurrence of shareholder recommendations, the Board of Directors has not developed a formal policy to consider potential director candidates recommended by shareholders, but will give due consideration to any and all such candidates.  If a shareholder wishes to recommend a potential director candidate, the shareholder should mail the information regarding the candidate as required by the Company’s by-law provision section 9.1 to the

Secretary of the Company at the Company's offices at Blakely and Drinker Streets, Dunmore, PA 18512.  The Board of Directors acting as a Nominating Committee did not meet in 2015.

Composition Table of the Company and Bank Committees

TRUST/
			CREDIT			HUMAN			401K/
	AUDIT*	ALCO	ADM.	EXEC.*	COMP*	RESCS.	LOAN	NOM*	INVEST.	BLDG

Brian J. Cali			X	X	X		X	X	X	X
John T. Cognetti							X	X	X	X
Patrick J. Dempsey		X	X	X	X	X	X	X
Richard J. Lettieri	X		X			X	X	X
Mary E. McDonald	X	X				X	X	X	X
Michael J. McDonald	X		X	X	X		X	X
Kristin D O’Donnell		X	X				X	X	X
Daniel J. Santaniello		X	X			X	X	X	X	X
David L. Tressler, Sr.	X					X	X	X		X
Meetings held in 2015	6	4	4	3	5	2	24	0	4	1

*Committee jointly serves both the Company and Bank.

The Board of Directors of the Company met 24 times during 2015.  There were a total of 49 meetings of the various committees of the Board of Directors in 2015.  All directors attended at least 75% or more of the meetings of the Board of Directors and of the various committees on which they served. The Board of Directors has no policy regarding annual meeting attendance.  All directors attended the 2015 Annual Meeting of Shareholders.  All directors anticipate attending the 2016 meeting.

Shareholder Communications

The Board of Directors has not adopted a formal process for shareholders to send communications to the Board of Directors.  Due to the infrequency of shareholder communications, the Board of Directors does not believe that a formal process is necessary.  Written communications received by the Company from shareholders are shared with the full Board of Directors no later than the next regularly scheduled Board of Directors meeting.

Nomination of Directors

In considering whether to recommend any candidate for inclusion as a nomination for director, including candidates recommended by shareholders, the Board of Directors has determined that the Board of Directors must have the right diversity.  This includes the candidate's integrity, business acumen, age, experience, education, commitment, diligence, conflicts of interest and the ability to act in the best interests of all shareholders.  The Board of Directors seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds.  Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Under the Company’s by-laws, nominations for director may be made by the Board of Directors or by a shareholder of record entitled to vote. In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information and materials required by the by-laws to the Company’s Secretary not less than 60 days prior to the date of any meeting of shareholders called for the election of directors. For our annual meeting in the year 2017, we must receive this notice on or before March 3, 2017. You can obtain a copy of the full text of the by-law provision by writing to John T. Cognetti, Secretary, Blakely and Drinker Streets, Dunmore, PA. A copy of our by-laws has been filed with the Securities and Exchange Commission as an exhibit to the Company’s current report on Form 8-K, filed with the SEC on November 21, 2007.

Submission of Shareholder Proposals

Any shareholder who, in accordance with the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company’s proxy statement for its 2017 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of Fidelity D & D Bancorp, Inc. at its principal executive office, Blakely and Drinker Streets, Dunmore, Pennsylvania 18512, not later than November 23, 2016.

A shareholder may have other business brought before the 2017 Annual Meeting by submitting the proposal to the Company’s Secretary, in accordance with our by-laws. The proposal must be delivered to our executive offices at Blakely and Drinker Streets, Dunmore, PA 18512, to the attention of the Company’s Secretary. We are not required to include any proposal received after November 23, 2016 in our proxy materials for the 2017 annual meeting.

Employee Code of Ethics

Since 1993, the Bank has had a Code of Ethics.  As required by law and regulation, the Board of Directors amended the Code of Ethics as of March 16, 2004, so that our Code of Ethics is applicable to all of the Company’s and the Bank’s directors, officers and employees, including the Chief Executive Officer and senior financial officers.

The Code of Ethics encourages individuals to report any conduct that they believe in good faith to be an actual or apparent violation of the code of ethics. The Board of Directors periodically receives reports on our compliance program.  The Code of Ethics is posted on our website at www.bankatfidelity.com, under Investor Relations – Other Information - Governance Documents. We have also filed a copy of the Code of Ethics with the SEC as Exhibit 14 to our December 31, 2003 Annual Report on Form 10-K.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

Qualification and Nomination of Directors

The Company’s by-laws provide that the Board of Directors consist of at least three directors and be classified into three classes.  Each class is elected for a term of three years.  Accordingly, the terms of the classes expire at successive annual meetings.  The Board of Directors may fix the number of directors and their respective classifications within the foregoing limits.  A majority of the Board of Directors may also fill vacancies on the Board, and the person appointed to fill the vacancy serves, until the expiration of the term of office of the class of directors to which he or she was appointed.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO ELECT THE THREE NOMINEES LISTED BELOW AS CLASS C DIRECTORS OF THE COMPANY.

Currently, Class A consists of three directors, Class B consists of three directors, and Class C consists of three directors.  Shareholders will elect three Class C directors at the annual meeting to serve for a three-year term that expires at the Company’s annual meeting in the year 2019.

The proxy holders will vote the proxies for the election of each of the nominees named below, unless you indicate that your vote should be withheld from any or all of them.  Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until his or her death, resignation or retirement.

The Board of Directors nominated Brian J. Cali, Patrick J. Dempsey and Daniel J. Santaniello to serve as Class C directors to serve until the 2019 annual meeting of shareholders. Messrs. Cali, Dempsey and Santaniello are presently members of the Board of Directors and have consented to serve another term if elected.  If any of the nominees is unable to serve for any reason, a majority of the Board of

Directors then in office may fill the vacancy until the expiration of the term of the class of directors to which he or she was appointed.

The Board of Directors is proposing the following nominees for election as Class C Directors at the annual meeting:

Brian J. Cali	Patrick J. Dempsey	Daniel J. Santaniello

The Board of Directors recommends a vote FOR the election of the above named nominees for directors.

BOARD OF DIRECTORS AND MANAGEMENT

Information as to Directors and Nominees

The following biographies contain selected information with respect to the directors of the Company.  The information includes each person’s age as of March 9, 2016, and principal occupation for at least the past five years.

Current Class A Directors (to serve until 2018)

John T. Cognetti

Mr. Cognetti, age 66, has been a Director of the Company since 1999. He has served as a member of the Bank’s Board of Directors since 1988.   Mr. Cognetti is President of Hinerfeld Commercial Real Estate, in Scranton, Pennsylvania.  Mr. Cognetti’ s education and experience in real estate provides valuable insight on the regional real estate market to the commercial division of the Bank.  Having managed sales professionals over the years, gives Mr. Cognetti the ability to provide guidance on personnel matters, marketing/sales and management issues.

Richard J. Lettieri

Mr. Lettieri, age 68, has been a Director of the Company and a member of the Bank’s Board of Directors since 2012.  In 1986, Mr. Lettieri founded Dock Square Consultants in Boston, MA, and managed the firm until his retirement in 2005.  Since then he has continued consulting as a sole proprietor.   His consulting practice is focused on business strategy and market development. Mr. Lettieri’s expertise in strategic consulting, centering on helping to solve complex problems and plot future directions in a wide variety of business environments, provides valuable insight for the Company and Bank.

Michael J. McDonald, Esquire

Mr. McDonald, age 61, has been a Director of the Company since 1999. Mr. McDonald has served as a member of the Bank’s Board of Directors since 1994. He is a partner with the law firm of McDonald and MacGregor, LLC in Scranton, Pennsylvania. Mr. McDonald’s education and legal experience provides valuable insight for the Bank.

Current Class B Directors (to serve until 2017)

Mary E. McDonald

Mrs. McDonald, age 83, has been a Director of the Company and member of the Bank’s Board of Directors since 2000.  Mrs. McDonald is a retired educator. Mrs. McDonald’s many years in education provides valuable insight for the Company and Bank.

Kristin Dempsey O’Donnell

Mrs. O’Donnell, age 46, has been a Director of the Company and a member of the Bank’s Board of Directors since 2012.  Mrs. O’Donnell experience includes over thirteen years as a vice president of sales and marketing for Dempsey Uniform & Linen Supply, Inc., in Jessup, Pennsylvania, driving the responsible and successful growth of the company.  As an owner and member of the company’s Board of

Directors, she has also participated in risk assessment, financial statement preparation, review and analysis, and acquisitions.  Mrs. O’Donnell has an undergraduate degree in Engineering and an M.B.A.  Mrs. O’Donnell’s education and experience provides valuable insight for the Company and Bank.

David L. Tressler, Sr.

Mr. Tressler, age 79, has been a Director of the Company since 1999.  Mr. Tressler has been a member of the Bank’s Board of Directors since 1998.  He is currently a consultant for The Quandel Group, Inc., in Scranton, Pennsylvania.  Mr. Tressler has a broad knowledge from his many years of banking experience which included 16 years as Chairman and CEO of a regional bank.

Current Class C Directors (to serve until 2016) and Nominees (to serve until 2019, if re-elected)

Brian J. Cali, Esquire

Mr. Cali, age 63, has been a Director of the Company and member of the Bank’s Board of Directors since February of 2001.  He is a self-employed attorney for 38 years practicing in Dunmore, Pennsylvania and is also affiliated with several businesses located in Northeastern Pennsylvania.  Mr. Cali’s law practice, and the several businesses with which he is affiliated with, provide a wealth of everyday business experience.

Patrick J. Dempsey

Mr. Dempsey, age 82, has been a Director of the Company since 1999. Mr. Dempsey has also served as a member of the Bank’s Board of Directors since 1985.  He is the founder and Chairman of the Board of Dempsey Uniform & Linen Supply, Inc., in Jessup, Pennsylvania.  In addition to his advanced formal education, Mr. Dempsey has gained extensive knowledge in Human Resources, Finance, Marketing/Sales and Operations.

Daniel J. Santaniello

Mr. Santaniello, age 50, has been a Director of the Company and a member of the Bank’s Board of Directors since March 2011. Mr. Santaniello was named President and Chief Executive Officer on December 2, 2010. Mr. Santaniello had previously served as Vice President and Chief Operating Officer of the Company since May 2004. Mr. Santaniello has a broad knowledge of banking from his many years in banking.

Family Relationships

Director Mary E. McDonald is the aunt of Director Michael J. McDonald.

Director Kristin D. O’Donnell is the daughter of Director Patrick J. Dempsey.

Executive Officers of the Company and Bank

Daniel J. Santaniello, age 50, was named President and Chief Executive Officer on December 2, 2010.  Mr. Santaniello had previously served as Vice President and Chief Operating Officer of the Company since May 2004.  Mr. Santaniello has been employed by the Bank since July 2001.

Salvatore R. DeFrancesco, Jr., CPA, CGMA, age 46, has served as Treasurer and Chief Financial Officer of the Company since January 2003.  Mr. DeFrancesco has been employed by the Bank since January 2003 and serves as Executive Vice President and Chief Financial Officer.

Timothy P. O’Brien, age 64, has been employed by the Bank since January 2008 and serves as Senior Executive Vice President and Chief Commercial Banking Officer.

Eugene J. Walsh, age 51, re-joined the Bank on March 17, 2014 as Executive Vice President and Chief Risk and Credit Officer.  Mr. Walsh was previously Executive Vice President and Senior Loan Officer of the Bank from 2001 to 2005. During the interim period, Mr. Walsh served as Vice President, Government Banking & Corporate Lending at M&T Bank in Wilkes-Barre, Pennsylvania, and Chief Financial Officer of Intific, Inc. in Peckville, Pennsylvania.

Michael J. Pacyna, age 50, joined the Bank on April 14, 2015 as Executive Vice President and Chief Business Development Officer.  Mr. Pacyna was previously employed by PNC Bank for 26 ½ years as SVP Commercial and Corporate Manager based in Scranton, PA.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised of directors who meet the Nasdaq standards for independence.  The Audit Committee operates under a written charter adopted in 2004 by the Board of Directors, which was reviewed and revised in February 2008, and is available through our website, www.bankatfidelity.com, under Investor Relations – Other Information - Governance Documents.

The Audit Committee met with Management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent registered public accountants and with appropriate Company financial personnel and internal auditors. The Audit Committee also discussed with the Company’s Management and independent registered public accountants the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer which are required for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee met privately at its regular meeting with both the independent registered public accountants and the internal auditors, as well as with the Chief Financial Officer and the Chief Executive Officer on a number of occasions, each of whom has unrestricted access to the Audit Committee.

The Audit Committee has outsourced the internal audit function to the independent registered public accounting firm of McGrail Merkel Quinn & Associates P.C., with the exception of the Trust and Compliance Management System audits.  The Trust and Compliance Management System audits have been outsourced to independent auditors, S.R. Snodgrass, P.C.  The main responsibility of these firms was to complete the internal audits necessary to meet the monitoring component of the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Other responsibilities included identifying, re-testing and reporting all significant findings to the Audit Committee.

The Audit Committee also outsources the regulatory compliance audit function to the independent firm Fidelity Information Services, LLC.  FIS specializes in providing regulatory compliance services to the financial services industry.  The main responsibility of the firm is to provide comprehensive regulatory compliance audits to identify compliance exceptions and report all significant exceptions to the Audit Committee.

The commitment of the Audit Committee, internal audit, and management, resulted in the completion of the scheduled internal audits. Management, in response to findings, has taken corrective action and internal audit re-testing was performed as required.  The combined efforts were successful in meeting the internal control components of risk assessment and monitoring required by year end.  The internal audit outsource arrangement, audit schedule and the commitment to maintain an effective system of internal controls, required under regulation, caused the Audit Committee to meet six (6) times in 2015.

The Audit Committee selected RSM US LLP as the independent registered public accounting firm for the Company in 2015 after reviewing the firm’s performance and independence from Management.

Management has primary responsibility for the Company’s consolidated financial statements and the overall reporting process, including the Company’s system of internal controls.

RSM US LLP audited the annual consolidated financial statements prepared by Management, expressed an opinion as to whether those consolidated financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discussed with the Audit Committee any issues they believed should have been raised with the Audit Committee.

The Audit Committee reviewed with Management and RSM US LLP,  the Company’s audited consolidated financial statements and met separately with both Management and RSM US LLP,  to discuss and review those consolidated financial statements and reports prior to issuance. Management has represented, and RSM US LLP,  has confirmed, to the Audit Committee, that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee received from RSM US LLP,  the written disclosure and the letter required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, Communication with Audit Committees Concerning Independence.  The Audit Committee first discussed with RSM US LLP,  the items related to the firm’s independence from the Company. The Audit Committee also discussed with RSM US LLP,  matters required to be discussed by PCAOB Auditing Standards No. 16, Communication with Audit Committee. As such, the Audit Committee implemented a procedure to monitor auditor independence, reviewed audit and non-audit services performed by RSM US LLP LP, and discussed with the auditors their independence.

In reliance on these reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission.  The Committee and the Board of Directors have also recommended, subject to shareholder ratification, the selection of RSM US LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

Members of the Audit Committee

Michael J. McDonald, Chairman

David L. Tressler, Sr.

Mary E. McDonald

Richard J. Lettieri

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK BY PRINCIPAL SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, to the best of our knowledge, the names and address of each person or entity who owned more than 5% of the Company’s outstanding common stock, either on the Company’s records or indirectly as a “beneficial” owner, as of February 29, 2016:

	Stock(1)
Name and address	Amount and Nature of Beneficial Ownership of Company’s Common Stock(1)	Percentage of Company’s Common Stock Beneficially Owned
Brian J. Cali 103 East Drinker Street Dunmore, PA 18512	196,127 (2)	7.94%

See footnote references (1) & (2) listed at table below.

The following table provides information, as of February 29, 2016, with respect to the following beneficial owners of the Company’s common stock:

·	Each Director of the Company
·	Each Named Executive Officer
·	All Executive Officers and Directors as a group

We determined beneficial ownership by applying the General Rules and Regulations of the SEC, which state that a person may be credited with the ownership of common stock:

·	Owned by or for the person’s spouse, minor children or any other immediate family member sharing the person’s home;
·	Of which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and
·	Of which the person has investment power, which includes the power to dispose of or direct the disposition of the stock.

Also, a person who has the right to acquire shares within 60 days after February 29, 2016, will be considered to own the shares.  As of February 29, 2016, the number of shares of common stock outstanding was approximately 2,468,446.  The calculation of percentages is based upon this number, plus the exercisable number of options for that individual or for the group which has a total of 15,000 shares of common stock subject to exercisable options for a total of 2,483,446 shares.

Name of Individual and Position with Company	Amount and Nature of Beneficial Ownership of Company’s Common Stock(1)	Percentage of Company’s Common Stock Beneficially Owned
Brian J. Cali	196,127(2)	7.94%
Director & Nominee

Michael J. McDonald	92,801(3)	3.75%
Vice Chairman, Director

Mary E. McDonald	91,454(4)	3.70%
Assistant Secretary, Director

Patrick J. Dempsey & Nominee Chairman of the Board & Director	68,641(5)	2.78%

Richard J. Lettieri Director	42,944(6)	1.74%

Kristin D. O’Donnell Director	40,602(7)	1.64%

Daniel J. Santaniello President & Chief Executive Officer, Director & Nominee	25,712(8)	1.04%

David L. Tressler, Sr. Director	16,204(9)	*

John T. Cognetti Secretary, Director	14,046(10)	*

Salvatore R. DeFrancesco, Jr. Treasurer & Chief Financial Officer	13,588(11)	*

Timothy P. O’Brien Senior Executive Vice President & Chief Lending Officer of the Bank	6,816(12)	*

Eugene J. Walsh Executive Vice President & Chief Risk Officer of the Bank	1,573(13)	*

Michael J. Pacyna Executive Vice President & Chief Business Development Officer of the Bank	1,342(14)	*

All Officers and Directors as a Group (9 Directors, 5 Officers, 13 persons in total)	611,850	24.64%

*     Represents beneficial ownership of less than 1% of the Company’s common stock.

(1)	Information furnished by the directors, named executive officers and the Company.
(2)

Figure includes 108,246 shares held solely by Mr. Cali, 33,517 shares held for Mr. Cali in a self-employed retirement trust, 8,648 shares held jointly by Mr. Cali and his children, 6,396 held by Mr. Cali’s children, 37,120 held in Samuel C. Cali, GST Exempt Residuary Trust, 1,500 exercisable stock options and 700 shares of restricted stock.

(3)

Figure includes 70,452 shares held solely by Mr. McDonald, 15,699 shares held by Mr. McDonald’s spouse, 1,545 shares held jointly by Mr. McDonald’s spouse and children, 1,905 shares held by Mr. McDonald’s children, 2,500 exercisable stock options and 700 shares of restricted stock.

(4)	Figure includes 88,254 shares held solely by Mrs. McDonald, 2,500 exercisable stock options and 700 shares of restricted stock.
(5)	Figure includes 15,273 shares held solely by Mr. Dempsey, 52,668 shares held by Mr. Dempsey’s spouse and 700 shares of restricted stock.
(6)

Figure includes 1,810 shares held solely by Mr. Lettieri, 28,991 shares held in trust for Mr. Lettieri, 3,808 shares held in trust for Mr. Lettieri’s spouse, 4,471 shares held jointly by his son and Mr. Lettieri, 3,164 shares held jointly by his daughter and Mr. Lettieri’s spouse and 700 shares of restricted stock.

(7)	Figure includes 17,860 shares held solely by Mrs. O’Donnell, 19,233 held by Mrs. O’Donnell’s spouse, 2,809 held by Mrs. O’Donnell’s spouse and children and 700 shares of restricted stock.
(8)

Figure includes 5,914 shares held solely by Mr. Santaniello, 4,296 shares held jointly by Mr. Santaniello and his spouse, 12,754 shares held jointly by Mr. Santaniello and his son, 500 exercisable stock options and 2,248 shares of restricted stock.

(9)

Figure includes 4,618 shares held solely by Mr. Tressler, 275 shares held jointly by Mr. Tressler and his spouse, 1,433 shares held in trust for Mr. Tressler’s spouse and children, 6,017 shares held jointly for Mr. Tressler in trust with his son, 514 shares held jointly by Mr. Tressler and his daughter, 147 shares held jointly by Mr. Tressler and his grandchildren, 2,500 exercisable stock options and 700 shares of restricted stock.

(10)

Figure includes 1,429 shares held solely by Mr. Cognetti, 7,019 shares held solely for Mr. Cognetti in an IRA, 271 shares held jointly by Mr. Cognetti and his spouse, 609 shares held by Mr. Cognetti’s spouse, 1,518 shares held by Mr. Cognetti’s spouse and children, 2,500 exercisable stock options and 700 shares of restricted stock.

(11)	Figure includes 1,309 shares held solely by Mr. DeFrancesco, 8,859 shares held jointly by Mr. DeFrancesco and his spouse, 2,000 exercisable stock options and 1,420 shares of restricted stock.
(12)	Figure includes 589 shares held solely by Mr. O’Brien, 3,789 shares held jointly by Mr. O’Brien and his spouse, 1,000 exercisable stock options and 1,438 shares of restricted stock.
(13)	Figure includes 266 shares held solely by Mr. Walsh and 1,307 shares of restricted stock.
(14)	Figure includes 18 shares held solely by Mr. Pacyna and 1,324 shares of restricted stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of the registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all filed Section 16(a) forms.  The Board of Directors knows of no persons who own greater than 10% of the Company’s outstanding common stock.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the period from January 1, 2015, through December 31, 2015, all officers and directors were in compliance with all filing requirements applicable to them.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

Except as described below, the Company has not entered into and does not intend to enter into any material transactions with any director or executive officer of the Company and/or the Bank or their immediate family members or associated companies.

Some of our directors, officers, their immediate family members and the companies with which they are associated had banking transactions with the Bank in the ordinary course of business during 2015, and the Bank expects to continue such banking transactions in the future.

Total loans outstanding from the Bank at December 31, 2015, to the Company’s/Bank’s officers and directors as a group, members of their immediate families and companies in which they had an ownership interest of 5% or more, amounted to $6,983,108, or approximately 9% of the total shareholder’s equity of the Bank.  The Bank made these loans in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, not associated with the Bank, and they did not involve more than the normal risk of collection or present other unfavorable features.

The largest total amount of indebtedness outstanding during 2015 to the above described group was approximately $9,497,349.  The aggregate amount of indebtedness outstanding as of the latest practicable date, February 29, 2016, to the above group was approximately $7,759,456.

Written policies and procedures for approving loans to related parties are comparable to those applied to non-related parties. In deciding whether to approve other types of related person transactions the following factors may be considered:

•       Information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;

•       The nature of the transactions and the costs to be incurred by the Company or payments to the Company;

•       An analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Company from unrelated parties; and

•       The business advantage the Company would gain by engaging in the transaction.

To receive approval, the related person transaction must be on terms that are fair and reasonable to the Company, and that are as favorable to the Company as would be available from non-related entities in comparable transactions.

Other than loans, there have been no material transactions between the Company or the Bank, or any material transactions proposed, with any Director or Executive Officer of the Company or the Bank, or any associate of these persons.  The Bank does, from time-to-time, enter into non-material transactions with related parties.

During 2015, the Bank paid, in its ordinary course of business, for legal services performed by Brian J. Cali, Esquire and by Tressler Law LLC, of which James M. Tressler, Esquire is an owner and the son of David L. Tressler, Sr.  During 2015, the Bank paid fees for architectural services performed by DX Dempsey, of which Michelle Dempsey, daughter of Patrick J. Dempsey and sister of Kristin D. O’Donnell, is owner.  Further, in 2015, the Bank paid Dempsey Uniform & Linen Supply, Inc., of which Patrick J. Dempsey is Chairman of the Board, and of which Kristin D. O’Donnell is a vice president for laundry and uniform services; Guy Cali and Associates, Inc., of which Guy Cali, brother of Brian J. Cali, is owner, for photography services and creative projects.  All of these products and services were sold or provided according to the customary price or fee schedule of the seller or service provider.

COMPENSATION DISCUSSION AND ANALYSIS

Named executive officers include the principal executive officer, the principal financial officer, the Corporation’s three most highly compensated executive officers (earning over $100,000) other than the principal executive officer and the principal financial officer who were serving as executive officers at the end of the last completed fiscal year. The named executive officers for the year 2015 are Daniel J. Santaniello, President and Chief Executive Officer; Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer; Timothy P. O’Brien, Senior Executive Vice President and Chief Lending Officer; Eugene J. Walsh, Executive Vice President and Chief Credit and Risk Officer; and Michael J. Pacyna, Executive Vice President and Chief Business Development Officer.

Objectives of Compensation Programs

Although there is not a formal charter for the Compensation Committee (the “Committee”), the philosophy of the compensation program is to reward management for exceptional performance through use of various compensation-based opportunities, to provide the ability to attract and retain talent and to encourage executives to work toward enhancing shareholder value in an easily understood and calculable manner.  The Committee’s intention is to drive consistent performance through rewards while avoiding outcomes that yield short term results that are risky, unsustainable, and beyond the sight of solid long term goals.  The philosophy fosters accountability by coupling base compensation with other forms of compensation, including specific goal-oriented plans.

The Committee had determined that executive compensation should consist of:

• Base Pay	• Incentive Plan
• Broad Based Benefits	• Retirement Plan
• Profit Sharing Contributions	• Equity Based Compensation
• Employee Stock Ownership Plan	• Perquisites

Base Pay

Base pay is deemed to be the prevailing part of the Company’s executive compensation and allows the executive to have a predictable level of income. The levels of base pay are primarily determined by levels of experience, position, performance and longevity with the Company, with guidance from competitive positions in the industry, though no specific formula or weight is ascribed to any of the above factors.   The Committee uses its business judgment and input from the Chief Executive Officer or other executives in determining the amount of increase in base pay to award the named executive officers.

Incentive Plan

In 2014, the Committee approved incentive plans for various areas of the Company, including a Senior Management incentive plan, covering the named executive officers.  The plan provides a form of variable cash compensation which is directly linked to individual and bank performance factors, which may change from year to year.  Quantifiable factors are determined, placing the focus on achieving the annual performance objectives, and actual performance is compared to the goals set.   The plan was implemented to reward the named executive officers on results of meeting and exceeding the objectives of the strategic initiatives of growth and profitability and designed to motivate and reinforce performance and achievement of the goals in support of the strategic objectives of the Company and the best interest of the shareholders. For the year 2015, the plan focused upon net income and return on assets as follows:

Chief Executive Officer			Chief Financial Officer, Chief Lending Officer, Chief Credit & Risk Officer Chief Business Development Officer
Performance Measures			Performance Measures
Net Income (50%)			Net Income (50%)
Threshold	Budget Target	Maximum	Threshold	Budget Target	Maximum
$6,049,000	$6,722,000	$7,394,000	$6,049,000	$6,722,000	$7,394,000

Return on Assets (50%)			Return on Assets (50%)
Threshold	Budget Target	Maximum	Threshold	Budget Target	Maximum
0.87%	0.97%	1.07%	0.87%	0.97%	1.07%

Awards (% of Base Pay)			Company Goal Award – 50% of Award
Threshold	Budget Target	Maximum	Threshold	Budget Target	Maximum
12%	24%	36%	4%	8%	12%

Individual Performance Lever			Individual Goal Award – 50% of Award
Individual performance multiplier of +/- 0.20x of the award as determined by Board of Directors			Threshold	Budget Target	Maximum
			4%	8%	12%

Potential Award Range (% of Base Pay)			Potential Award Range (% of Base Pay)
Threshold	Budget Target	Maximum	Threshold	Budget Target	Maximum
6-12%	12-24%	24-36%	8%	16%	24%

Clawback

The plan does contain a clawback provision wherein awards will be recalculated if the relevant performance factor upon which they are based are restated or otherwise adjusted within the thirty-six (36) month period following the public release of the financial information.

Broad Based Benefits

As an additional incentive to attract and retain employees, the company maintains benefit plans that are both comprehensive and competitive.   These plans are available to qualifying employees, including health insurance, short and long-term disability programs and term life insurance.  The Bank provides these benefits to help protect its employees from the possibility of financial ruin that often results after an uninsured person suffers an illness or death. Each executive is eligible to participate in these plans to the same extent as all other employees of the Company.

Retirement Plan

Consistent with the Company’s Executive Compensation Philosophy, the Company provides a 401(k) plan for all of its full-time employees and for part-time employees working over a certain threshold of hours, subject to certain eligibility requirements regarding age and length of employment. The Company provides up to a 6% match of employee contributions which incents employees to save for retirement. Contributions by the executives are subject to the normal discrimination testing for 401(k) plans and are limited by those rules.

Profit Sharing Contribution

An additional component of the 401(k) plan is a profit sharing option.  Eligibility rules mirror the 401(k) plan plus the requirement of being an active employee as of the plan’s year end.  It allows the Company to make an annual discretionary award to all eligible employees based on the Company’s profitability.  Participation is inclusive of executives under the same terms.  The Company believes that this plan encourages longevity with the Company and encourages the employees to assist in keeping the Company profitable.  No profit sharing contributions were made to employees in 2015.

Equity Based Compensation

In 2012, the Company approved the Omnibus Stock Incentive Plan that is designed to provide stock-based compensation including qualified and non-qualified stock options, restricted stock or stock appreciation rights. Restricted stock awards were first made in 2013 to named executive officers, with grants subsequently made in 2014 and in the first and second quarters of 2015.  The grants were awarded with a four year vesting period to encourage management continuity as well as to align the interests of the participants with those of the shareholders.  Although there was no policy governing the amount and timing of these stock grants, the Committee used its discretion and business judgment in determining to whom and the amount of equity awarded.

In 2015, the Committee approved the implementation of a Long Term Incentive Plan (LTIP) governed by the 2012 Omnibus Plan, for the executives, effective December 15, 2015 through December 31, 2017.  In accordance with the Executive Compensation Philosophy of the Bank, the Compensation Committee believes that incenting through this plan will advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Company, to provide a means by which the eligible executives may be given an opportunity to benefit from increases in value of the common stock through the granting of awards, and by motivating the executives to contribute to the growth and profitability of the Company.

The awards of restricted stock and stock appreciation rights in the LTIP are calculated following the end of each of the Bank’s fiscal years beginning in 2015 and ending in 2017 and are based on the metrics of average return on equity (AROE) and core earnings per share growth (EPS). The goals set for the awards are both annual milestones and over a full three-year cumulative period.  Awards were granted to named executives in February, 2016 for the year 2015.

For the year 2015, and for the three-year cumulative period, AROE and EPS metrics are as follows:

2015 Goals				3 Year Aggregate Goals - 2017
	Min	Target	Maximum		Min	Target	Maximum
AROE	8.50%	9.25%	10.00%	AROE	8.50%	9.25%	10.00%
EPS	$2.71	$2.79	$2.87	EPS	$2.87	$3.13	$3.41

Clawback

The plan does contain a clawback provision wherein awards will be recalculated if the relevant performance factor upon which they are based are restated or otherwise adjusted within the thirty-six (36) month period following the public release of the financial information.

Employee Stock Purchase Plan

An Employee Stock Purchase Plan is offered to all employees, including executives.  Under the program, employees may elect to purchase a limited number of shares of Company stock at a discount.  This program assists in aligning the interests of the employees with those of the shareholders and it provides further incentive to employees to enhance the financial results of the Company.  The Employee Stock Purchase Plan is an optional program with entry available at the beginning of each year.

Perquisites

Consistent with the Company’s compensation philosophy, perquisites are considered an important part of the executive compensation mix.  These perquisites may include automobiles and country and social club dues for select executives, providing them necessary opportunity to cultivate business.  Use of a Company automobile is essential to conduct bank business in locations away from the office.  Club membership provides opportunity to entertain and market new and current clients.  Any expense that is personal in nature is expected to be reimbursed to the Company by the executives.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions with respect to executive officers.   The Committee derives input from the Chief Executive Officer who is responsible for the day-to-day management of the other named executives.  Based on performance results, the Chief Executive Officer presents updated compensation recommendations to the Committee.  Following the review of the recommendations of the Chief Executive Officer and based upon the interactions with the named executive officers in their respective positions, the Compensation Committee determines the appropriate level of compensation.  The Chief Executive Officer is excluded from discussion when his performance and compensation are discussed and no other executive officer is present when discussions regarding compensation occur.

Role of Compensation Consultant in Determining Executive Compensation

The Committee retained the services of Innovative Compensation and Benefits Concepts to perform a review and analysis of executive compensation and director compensation and results were presented to the Compensation Committee.  The purpose of the study was to maintain a competitive and pay-for-performance-focused executive compensation plan that aligns with the Executive Compensation Philosophy and the current economic environment and assists to attract, retain and motivate key talent.  The Committee did not seek and Innovative Compensation and Benefits Concepts did not provide specific compensation recommendations for the named executive officers.  Additionally, the consulting engagement did not create a conflict of interest, and did not provide any additional services to the Company or its subsidiary.  The Executive Compensation Philosophy behind the plan was reviewed with the Committee and adopted by the Company on March 3, 2015.

Role of Shareholder Vote – “Say-on-Pay”

During the 2013 Annual Meeting of Shareholders, a “say-on-pay” proposal, giving shareholders the opportunity to express their views on named executive officers’ compensation, was presented as an advisory vote and approved by shareholders.  It was not intended to address any specific item of compensation of named executive offers, but rather the overall compensation of named executive officers and the associated philosophy, policies and practices.  The current proxy contains a proposal for voting on executive pay.

Benchmarking

The Committee has not specifically benchmarked compensation to the compensation paid at other financial institutions.  In determining the appropriate levels of executive compensation, the Committee reviews levels of compensation from a variety of standard sources:

•	Innovative Compensation and Benefits Concepts’ study of executive compensation.
•	Reviews of public information containing the compensation levels of peer banks of similar size and within the same or similar markets;
•	Miscellaneous other general compensation surveys; and
•	Comparison of local and regional executive compensation levels.

No specific weight is given to any of the resources.  The Committee uses the above resources as a method to educate itself on the current trends in compensation.  Additionally, with banking being a highly regulated industry, adherence with regulatory guidelines is also considered.

With the adoption of the Executive Compensation Philosophy, the Committee will consider compensation survey data, peer group comparisons, and associated recommendations contained within the study as a part of its benchmarking process.

Changes in 2015 Executive Officer Compensation

The actual compensation of the executive officers is set forth in the Summary Compensation Table.  The changes in base pay for named executive officers were based upon their performance, their longevity with the Bank, and their respective positions and data obtained from recent surveys.  The Company also provides employment agreements to the Chief Executive Officer, the Chief Lending Officer and the Chief Financial Officer and a Change in Control Agreement to the Chief Credit and Risk Officer.

The Committee believes that it is appropriate to provide employment agreements to the Chief Executive Officer, the Chief Lending Officer and the Chief Financial Officer in order to protect the Company through the non-competition provisions contained in the agreements.  The Committee also believes that it is appropriate to provide a Change in Control Agreement to the Chief Credit and Risk Officer, based upon his individual role with the Company.

Impact of Accounting and Tax

There were no compensation decisions made as a result of accounting and/or tax treatments except the inclusion of gross-up or gross-down provisions contained in the respective agreements as discussed below.

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s Chief Executive Officer, the Chief Financial Officer or any of the Company’s three other most highly compensated executive officers who are employed as of the end of the year.  The amount of the executive’s compensation does not trigger Section 162(m) limitation.

The employee stock purchase plan, the 401(k) plan, stock incentive plan, the employment agreements, and change in control agreements are designed to be compliant with the applicable Internal Revenue Code sections.

Triggering Events in Contracts

The Company is currently a party to employment agreements with Messrs. Santaniello, O’Brien and DeFrancesco.  Employment agreements are standard in the financial services industry and are used to protect the Company’s client base through non-competition provisions. The agreements are also used to balance the financial goals of the executive with the needs of the Bank.  The triggering events that provide payment which are prevalent in the financial services industry include:

1.	Change in control
2.	Termination for good reason
3.	Disability
4.	Termination without cause
5.	Death
6.	Termination by the employee without good reason
7.	Non-renewal of employment agreement

The triggering events for payment incent executives to maintain expected performance levels for continued employment.  If the employment agreement is terminated upon the employee’s death, a termination by the employee without good reason, the employee’s disability or a termination for cause, the employee will not receive any payments under the agreement. Because life insurance is provided to all employees and that the employee may receive payments under the Company’s disability insurance plan, the Board did not feel it was necessary to provide payment upon a disability or death.  The employee only receives a payment under the agreement if the employee’s employment is terminated after a change in control, without cause, or by the employee for good reason.  The contracts give the executive the security of knowing that if he is terminated in one of those scenarios, the executive will receive some form of compensation during his transition phase. The contracts contain change of control provisions whereby the executive is compensated upon a termination after a change of control in order to ensure that decisions regarding potential change of controls are made in the best interests of the shareholders and that personal concerns regarding subsequent employment are minimized. In addition, the contracts contain a non-competition provision, whereby the executive is not allowed to compete with the Company or solicit customers of the Company for a specific period of time, typically the time period during which he is being compensated.

Additionally, the Company is a party to a change in control agreement with Eugene J. Walsh. The Compensation Committee believed that it was appropriate to offer this executive a change in control agreement as it gave the executive the security knowing that if he were terminated as a result of a change in control he would receive some form of compensation during his transition phase.

Hedging and Pledging

Employees who own shares outright are permitted to hedge or pledge shares, subject to the Company’s Insider Trading Policy Statement that restricts certain transactions prior to the release of certain nonpublic information.

Ownership Guidelines

At this time, the Company does not require its named executive officers to own a certain number of shares of Company stock; however, it encourages ownership of Company stock through its Employee Stock Purchase Plan and awards restricted stock and stock appreciation rights options through the LTIP when plan goals are met.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Form 10-K.

Compensation Committee

Patrick J. Dempsey, Chairman

Michael J. McDonald

Brian J. Cali

Summary Compensation Table

The following table provides the annual and equity based compensation for services rendered in all capacities to the Company and the Bank for the fiscal year ended December 31, 2015, for those persons who were:

The current President and Chief Executive Officer, the Chief Financial Officer, and the other three most highly compensated executive officers of the Company or Bank to the extent such person’s total exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus (6) ($)	Stock Awards (6) ($)	Stock Appreciation Rights Awards(6) ($)	All other Compensation ($)	Total ($)
Daniel J. Santaniello, President and Chief Executive Officer of the Company and the Bank	2015 2014 2013	$ 242,542 $ 237,159 $ 217,540	$ 69,878 $ 48,000 $ 40,000	$ 26,241 $ 32,250 $ 18,900	$ 28,696	$ 28,248 (1) $ 26,928 (1) $ 23,045 (1)	$ 395,605 $ 344,337 $ 299,485
Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer of the Company; Executive Vice President and Chief Financial Officer of the Bank	2015 2014 2013	$ 176,011 $ 180,424 $ 165,922	$ 38,308 $ 30,000 $ 24,000	$ 13,734 $ 19,350 $ 13,500	$ 15,018	$ 18,193 (2) $ 17,297 (2) $ 16,654 (2)	$ 261,264 $ 247,071 $ 220,076
Timothy P. O’Brien, Sr Executive Vice President and Chief Lending Officer of the Bank	2015 2014 2013	$ 188,451 $ 191,784 $ 181,192	$ 36,686 $ 26,000 $ 24,000	$ 14,260 $ 19,350 $ 13,500	$ 15,586	$ 19,734 (3) $ 19,300 (3) $ 17,632 (3)	$ 274,717 $ 256,434 $ 236,324
Eugene J. Walsh, Executive Vice President and Chief Credit & Risk Officer of the Bank	2015 2014	$ 178,620 $ 118,452	$ 33,889 $ 25,000	$ 27,054 (7) $ 19,350	$ 14,611	$ 13,540 (4) $ 4,175 (4)	$ 267,714 $ 166,977
Michael J. Pacyna, Jr., Executive Vice President and Chief Business Development Officer of the Bank	2015	$ 120,975	$ 24,881	$ 43,718 (7)	$ 10,347	$ 2,492 (5)	$ 202,413

(1)

Figure represents the personal use value of a company automobile of $2,086 in 2015, $2,110 in 2014 and $2,134 in 2013. It also includes contributions for the 401(k) match and profit sharing plan of $17,435 in 2015, $16,099 in 2014 and $13,952 in 2013.  Included is $810 of life insurance premiums paid by the Company in 2015, $810 in 2014, and $810 in 2013. In addition, $7,917 was paid by the Company on behalf of Mr. Santaniello for country club and membership dues during 2015, $7,909 in 2014, and $6,149 in 2013.

(2)

Figure represents contributions for the 401(k) match and profit sharing plan of $11,478 in 2015, $10,690 in 2014 and $10,141 in 2013. It also includes $810 of life insurance premiums paid by the Company in 2015, $810 in 2014, and $810 in 2013. In addition, $5,905 was paid by the Company on behalf of Mr. DeFrancesco for country club and membership dues in 2015, $5,797 in 2014 and $5,703 in 2013.

(3)

Figure represents the personal use value of a company automobile of   $1,128 in 2015, $995 in 2014 and $987 in 2013. It also includes contributions for the 401(k) match and profit sharing plan of $13,612 for 2015, $12,947 for 2014 and $11,412 for 2013.  Included is $810 of life insurance premiums paid by the Company in 2015, $810 in 2014 and $810 in 2013. In addition, $4,184 was paid by the Company on behalf of Mr. O’Brien for country club and membership dues during 2015, $4,548 in 2014 and $4,423 in 2013.

(4)

Figure represents contributions for the 401(k) match and profit sharing plan of $12,910 in 2015, $3,545 for 2014. It also includes $630 for life insurance premiums paid by the Company in 2015 and $630 in 2014.

(5)	Figure represents contributions for the 401 (k) match and profit sharing plan of $2,177 in 2015. Included is $315 of life insurance premiums paid by the Company in 2015.
(6)

Figures include awards received following the end of the fiscal year based on the reporting year’s performance metrics for restricted stock and stock appreciation rights awarded in February, 2016 under the LTIP with an aggregate grant date fair value was computed in accordance with FASB ASC Topic 718.

(7)

Figures for Mr. Walsh and Mr. Pacyna represent 400 shares and 1,000 shares respectively of restricted stock awarded in May, 2015 with a grant date fair value based on $34.25 per share, and restricted stock awarded in February, 2016 for fiscal year 2015 under the LTIP with an aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

Employment Agreement with Daniel J. Santaniello

On March 23, 2011, the Company and the Bank entered into a three year term employment agreement with annual extensions with Mr. Santaniello. Under the terms of the employment agreement, in the event Mr. Santaniello is terminated without cause, after a change in control, or by Mr. Santaniello for good reason, he will receive two (2) times his annual base salary plus benefits for two years. He is also bound by non-competition and non-solicitation provisions.

Employment Agreement with Timothy P. O’Brien

On March 23, 2011, the Company and the Bank entered into a three year term employment agreement with annual extensions with Mr. O’Brien. Under the terms of the employment agreement, in the event Mr. O’Brien is terminated without cause, after a change in control, or by Mr. O’Brien for good reason, he will receive two (2) times his annual base salary plus benefits for two years. He is also bound by non-competition and non-solicitation provisions.

Employment Agreement with Salvatore R. DeFrancesco, Jr.

On March 17, 2016, the Company and the Bank entered into a three year term employment agreement with annual extensions with Mr. DeFrancesco. Under the terms of the employment agreement, in the event Mr. DeFrancesco is terminated without cause, after a change in control, or by Mr. DeFrancesco for good reason, he will receive two (2) times his annual base salary plus benefits for two years. He is also bound by non-competition and non-solicitation provisions. This agreement replaced the previously executed change of control agreement and severance agreement dated December 31, 2008.  The terms of the change of control agreement and severance agreement were in effect for Mr. DeFrancesco as of December 31, 2015 whereas in the event that Mr. DeFrancesco would have been terminated or terminated his employment because he had experienced an adverse employment condition as delineated in the agreement after a change in control, he would have received one (1) times his annual base salary.  In the event that he would have been terminated without cause, he would have received six (6) months of his annual base salary.

Change of Control and Severance Agreement with Eugene J. Walsh

Mr. Walsh has a change of control agreement and severance agreement dated June 26, 2015 which provides for payments to the executive in the event of termination without cause, as defined in the agreement, or in the event of a change of control, as defined in the agreement. In the event that Mr. Walsh is terminated or terminates his employment because he has experienced an adverse employment condition as delineated in the agreement after a change in control, he shall receive one (1) times his annual base salary.  In the event that he is terminated without cause, he shall receive six (6) months of his annual base salary.  Mr. Walsh is also bound by non-competition and non-solicitation provisions commensurate with the payments.

Michael J. Pacyna, Jr.

Mr. Pacyna was hired by the Bank on April 13, 2015 and has not entered into an executive contract or a change in control agreement with the Bank.

STOCK OPTION GRANTS AND OUTSTANDING EQUITY AWARDS

There were no stock option grants to the named executives made during 2015.

There were no stock options exercised by named executives during 2015.

EQUITY COMPENSATION PLAN INFORMATION

2012 Omnibus Stock Incentive Plan

The Company maintains an omnibus stock incentive plan (the 2012 Omnibus Plan) that was approved by the shareholders at the 2012 Annual Meeting.  The purpose of this plan is to advance the development, growth and financial condition of the Company by providing incentives through participation in the appreciation of the common stock of the Company to secure, retain and motivate employees who may be responsible for the operation and for the management of the affairs of the Company.  In the 2012 Omnibus Plan, the Company reserved 500,000 shares of its no-par common stock for issuance under the plan.  In the 2012 Omnibus Plan employees are eligible to be awarded stock-based compensation grants which can consist of stock options (qualified and non-qualified), SARs or restricted stock.  The following table is a summary of the activity and the status of the 2012 Omnibus Plan for restricted stock grants awarded to the named executives during 2015:

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards
Daniel J. Santaniello	2/3/2015	1,000	$32,250
Salvatore DeFrancesco, Jr.	2/3/2015	600	$19,350
Timothy O'Brien	2/3/2015	600	$19,350
Eugene J. Walsh	2/3/2015 5/19/2015	600 400	$33,050
Michael J. Pacyna, Jr.	5/19/2015	1,000	$34,250
(1)	Shares awarded in 2015 vest in 25% increments annually from the date of grant.

In February 2016, the Company granted a total of 3,155 restricted shares and 19,341 stock appreciation rights to its senior officers including named executive officers.  On the date of grant, the value of the Company’s common stock was $32.40 per share.  The restricted stock grants, valued at an aggregate grant date fair value computed in accordance with FASB ASC Topic 718, will vest over a three year period, during which time the Company expects to recognize compensation expense of $92,196.  The stock appreciation rights, valued at $5.21 per share in accordance with FASB ASC Topic 718, will vest over a three year period and expire ten years less one day from the date of the grant, with compensation expense of $100,819 expected to be recognized by the Company during that time.

2000 Stock Incentive Plan

The Company maintained a stock incentive plan that was approved by the shareholders at the 2001 Annual Meeting and which expired in 2011 and no additional options may be granted.  The purpose of this plan was to advance the development, growth and financial condition of the Company by providing incentives through participation in the appreciation of the common stock of the Company in order to secure, retain and motivate personnel responsible for the operation and management of the Company and the Bank.  The purchase price of the options granted was the fair market value of the Company’s common stock on the date of grant.

The following table summarizes each outstanding equity award as of December 31, 2015.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel J. Santaniello	1,000	-	-	27.75	2/19/2018	2,025	$69,863	-	-
Salvatore DeFrancesco, Jr.	2,000	-	-	28.90	12/18/2017	1,475	$50,888	-	-
Timothy O'Brien	1,000	-	-	26.05	2/5/2018	1,475	$50,888	-	-
Eugene J. Walsh	-	-	-	-	-	1,000	$34,500	-	-
Michael J. Pacyna, Jr.	-	-	-	-	-	1,000	$34,500	-	-

Numbers represented in the chart represent awards from the 2012 Omnibus Stock Incentive Plan and the 2000 Stock Incentive Plan as detailed above

2002 Employee Stock Purchase Plan

The Company maintains an employee stock purchase plan that was approved by the shareholders at the 2002 Annual Meeting.  The purpose of this plan is to provide employees the opportunity to acquire ownership interests in the Company and to motivate the employees to improve job performance and enhance the financial results of the Company.  Under the plan, each eligible employee may purchase a limited number of shares of the Company’s common stock on each January 1st at a purchase price per share equal to 90% of the lower of the ten trading day average fair market value of the Company’s common stock measured as of December 31st or January 1st of the previous year.  The subsequent sale or transfer of the purchased shares under the plan is restricted for one year from the purchase date.

POTENTIAL PAYMENTS UPON TERMINATION

Payments under each executive's contract as detailed below would be triggered by termination of executive's employment for cause, good reason, disability, death, voluntary separation absent good reason, involuntary termination absent cause, and in the event of a change in control.

Daniel J. Santaniello

The table below shows the payments upon termination of Mr. Santaniello as of December 31, 2015:

*
Form of Compensation:	Death	Disability	Cause	Good Reason*	Voluntary, Absent Good Reason	Change in Control*	Non- renewal	Involuntary Without Cause*
Employment Agreement	$ 0	$ 0	$ 0	$ 490,000	$ 0	$ 490,000	$ 0	$ 490,000
Life Insurance	$ 450,000	-	-	-	-	-	-	-
Equity :
Vested Stock Options Restricted Stock	$ 6,750 $ 69,862	$ 0 $ 0	$ 0 $ 0	$ 0 $ 0	$ 0 $ 0	$ 6,750 $ 69,862	$ 0 $ 0	$ 0 $ 0

* This does not include cost of benefits

On December 31, 2015, if the Company terminated Mr. Santaniello's employment without cause, if Mr. Santaniello terminated his employment for good reason, or if Mr. Santaniello's employment terminated in connection with a change in control, he would have been entitled to a severance payment equal to two times his current annual salary, payable on the first business day of the month following the date that is six months after his termination from employment, and health care, life and disability benefits for two years.

Timothy P. O’Brien

The table below shows the payments upon termination of Mr. O’Brien as of December 31, 2015:

*
Form of Compensation:	Death	Disability	Cause	Good Reason*	Voluntary, Absent Good Reason	Change in Control*	Non- renewal	Involuntary Without Cause*
Employment Agreement	$ 0	$ 0	$ 0	$ 378,600	$ 0	$ 378,600	$ 0	$ 378,600
Life Insurance	$ 450,000	-	-	-	-	-	-	-
Equity :
Vested Stock Options Restricted Stock	$ 8,450 $ 50,888	$ 0 $ 0	$ 0 $ 0	$ 0 $ 0	$ 0 $ 0	$ 8,450 $ 50,888	$ 0 $ 0	$ 0 $ 0

*  This does not include cost of benefits

On December 31, 2015, if the Company terminated Mr. O’Brien’s employment without cause, if Mr. O’Brien terminated his employment for good reason, or if Mr. O’Brien’s employment terminated in connection with a change in control, he would have been entitled to a severance payment equal to two times his current annual salary, payable on the first business day of the month following the date that is six months after his termination from employment, and health care, life and disability benefits for two years.

Salvatore R. DeFrancesco, Jr.

The table below shows the payments upon termination of Mr. DeFrancesco as of December 31, 2015:

*
Form of Compensation:	Death	Disability	Cause	Good Reason	Voluntary, absent good Reason*	Change in Control*	Non- renewal	Involuntary Without Cause*
Agreement	$ 0	$ 0	$ 0	$ 0	$ 0	$ 175,000	$ 0	$ 87,500
Life Insurance	$ 450,000	-	-	-	-	-	-	-
Equity :
Vested Stock Options Restricted Stock	$ 11,200 $ 50,888	$ 0 $ 0	$ 0 $ 0	$ 0 $ 0	$ 0 $ 0	$ 11,200 $ 50,888	$ 0 $ 0	$ 0 $ 0

* This does not include cost of benefits

On December 31, 2015, if Mr. DeFrancesco’s employment terminated in connection with a change in control, he would have been entitled to a severance payment equal to one times his current annual salary. If the Company terminated his employment without cause he would have been entitled to six months of his then current annual salary, plus a continuation of benefits for the same period.  Payment would be payable on the first business day of the month following the date that is six months after his termination from employment.

Eugene J. Walsh

The table below shows the payments upon termination of Mr. Walsh as of December 31, 2015:

Form of Compensation:	Death	Disability	Cause	Good Reason	Voluntary, absent good Reason*	Change in Control*	Non- renewal	Involuntary Without Cause*
Agreement	$ 0	$ 0	$ 0	$ 0	$ 0	$180,000	$ 0	$90,000
Life Insurance	$ 450,000	-	-	-	-	-	-	-
Equity :
Vested Stock Options Restricted Stock	$ 0 $34,500	$ 0 $ 0	$ 0 $ 0	$ 0 $ 0	$ 0 $ 0	$ $34,500	$ 0 $ 0	$ 0 $ 0

* This does not include cost of benefits

Mr. Walsh has a change of control agreement and severance agreement dated June 26, 2015, which provides for payments to the executive in the event of termination without cause or in the event of a change of control. Payment for termination without cause will be six months of the executive’s then current annual salary, plus a continuation of benefits for the same period.  The change in control benefit is equal to his current annual salary plus continuation of benefits for up to one year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There were no Compensation Committee interlocks or any insider participation during 2015.  In addition, none of the executive officers has served as a member of a board of directors or compensation committee, or other committee servicing an equivalent function of any other entity, one of whose executive officer serves as a member of the Company’s Board of Directors.

Compensation of Directors

Directors receive no remuneration for attendance at the Company’s Board of Directors meetings.  However, the Bank pays each non-employee member of its Board of Directors a regular quarterly fee.  During 2015, the Bank paid $8,125 per quarter to each non-employee Bank director for his or her services.  In addition the Chairman of the Board received an additional $2,500 per quarter, the Audit Committee Chairman received an additional $1,250 per quarter, and members of the Executive Committee received an additional $1,875 per quarter. The Bank does not compensate employee directors for attendance at Board of Directors meetings or committee meetings.  In the aggregate, the Bank paid its directors $525,700 for all services rendered for 2015.

Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Stock Awards ($)	All Other Compensation	Total
Brian J. Cali	$ 52,500	$ 12,900	$ 25,000(2)	$ 90,400
Patrick J. Dempsey	$ 62,500	$ 12,900	-	$ 75,400
Michael J. McDonald	$ 57,500	$ 12,900	-	$ 70,400
John T. Cognetti, Mary E. McDonald, David L. Tressler, Sr., Kristin D. O’Donnell, Richard J. Lettieri, each	$ 45,000	$ 12,900	-	$ 57,900

(1)	Includes a $12,500 bonus for each Director over and above their regular Director, Chairman and Committee fees for 2015, paid in the first quarter of 2016.
(2)	Annual retainer as General Counsel of the Company.

The aggregate number of outstanding option awards for each listed Director as of December 31, 2015 was:  Mr. McDonald – 2,500; Mr. Cali – 1,500; Mr. Cognetti – 2,500; Mrs. McDonald – 2,500; and Mr. Tressler – 2,500.

2000 Independent Directors Stock Option Plan

The Company maintained an independent director stock option plan that was approved by the shareholders at the 2001 Annual Meeting.  The purpose of this plan was to advance the development, growth and financial condition of the Company by providing an incentive, through participation in the appreciation of the common stock of the Company, in order to secure, retain and motivate members of the Company’s Board of Directors who are not officers or employees of the Company or the Bank.  This Plan expired in 2011 and no additional options may be granted.

2012 Director Stock Incentive Plan

The Company maintains an independent director stock incentive plan (the “2012 Director Plan”) that was approved by the shareholders at the 2012 Annual Meeting.  The purpose of this plan is to advance the development, growth and financial condition of the Company by providing an incentive, through participation in the appreciation of the common stock of the Company, in order to secure, retain and motivate members of the Company’s Board of Directors who are not officers or employees of the Company or the Bank.  In the 2012 Director Plan, the Company reserved 500,000 shares of its no-par common stock for issuance under the plan.  Under the 2012 Director Plan, directors are eligible to be awarded stock-based compensation grants which can consist of non-qualified stock options; stock appreciation rights or restricted stock.

The following table is a summary of the activity and the status of the 2012 Director Stock Incentive Plan for restricted stock grants awarded to the Board of Directors during 2015 and as of December 31, 2015:

Grant of Equity Based Awards

		Shares	Grant Date	Shares of Stock
Name	Grant Date	#	Fair Value ($)	Not Vested (#)(1)
Brian J. Cali	February, 2015	400	$ 12,900	400
Mary E. McDonald	February, 2015	400	$ 12,900	400
Michael J. McDonald	February, 2015	400	$ 12,900	400
Patrick J. Dempsey	February, 2015	400	$ 12,900	400
Richard J. Lettieri	February, 2015	400	$ 12,900	400
Kristin D. O’Donnell	February, 2015	400	$ 12,900	400
David L. Tressler, Sr.	February, 2015	400	$ 12,900	400
John T. Cognetti	February, 2015	400	$ 12,900	400

(1) Shares fully vest February 2016.

In February 2016, the Company granted a total of 5,600 restricted shares to its Board of Directors.  On the date of grant, the value of the Company’s common stock was $32.40 per share.  The grants will vest in one year from the date of grant; the Company expects to recognize compensation expense of $181,400.

FREQUENCY OF SHAREHOLDER ADVISORY VOTE ON EXECUITVE COMPENSATION

The shareholders approved a proposal at the Company’s 2013 Annual Meeting of Shareholders to conduct an advisory vote on the Company’s executive compensation for the named executive officers every three years. The next vote on the Company’s executive compensation for named executive officers will occur at the Company’s 2016 Annual meeting of Shareholders.  The next shareholders advisory vote on the frequency by which shareholders will vote on executive compensation will take place at the 2019 Annual Meeting of Shareholders.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

The Board of Directors had selected RSM US LLP (“RSM”) as the independent registered public accounting firm for the audit of the Company’s consolidated financial statements for the year ending December 31, 2016. Representatives of RSM are expected to attend the annual meeting, will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions.

On April 21, 2015, the Audit Committee of the Company, through a formal proposal process, engaged RSM, formerly McGladrey LLP, to serve as its independent registered public accounting firm for the year ended December 31, 2015.  On April 21, 2015, the Audit Committee dismissed Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as the Company’s independent registered public accounting firm.

Prior to selecting RSM, the Company did not consult with RSM regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by RSM on the Company’s financial statements, and RSM did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

The report of independent registered public accounting firm of RSM regarding the Company’s financial statements for the fiscal year ended December 31, 2015 and Baker Tilly regarding the Company’s financial statements for the fiscal years ended December 31, 2014 and 2013 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2015 and during the interim period from the end of the most recently completed fiscal year through the date of this proxy statement, there were no disagreements with RSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of RSM would have caused it to make reference to such disagreement in its reports.

RSM served as the Company’s independent registered accountants for the 2015 year and Baker Tilly served as the Company’s independent registered accountants for the 2014 year. RSM advised the Company that none of its members has any financial interest in the Company or the Bank. RSM assisted the Company and the Bank with regulatory matters.  Baker Tilly assisted the Company and the Bank with the preparation of their federal and state tax returns, representation with the Internal Revenue Service and provided assistance in connection with regulatory matters, charging for such services at its customary hourly billing rates.  The Company’s and the Bank’s Audit Committee approved these non-audit services after due consideration of the accountants’ objectivity and after finding them to be wholly independent.

Aggregate fees billed to the Company by RSM for 2015 and Baker Tilly for 2014 on services rendered are presented below:

	For Year Ended December 31,
	2015	2014
Audit fees………………….	$ 134,500	$ 124,042
Audit related fees………….	4,000	-
Tax fees……………………	-	11,100
All other fees………………	-	485

Audit fees included fees for professional services rendered for the audit of the Company’s consolidated financial statements and the review of the Company’s Forms 10-Q.  Audit related fees included fees for services that are provided by RSM and in connection with normal statutory and regulatory filings that are reasonably related to the audit of the Company's financial statements.  Also, fees billed for other engagements of assurance and related services by RSM that are reasonably related to the performance of the audit are reported under the audit related fees section.

Tax fees include fees billed for professional services rendered by Baker Tilly for tax compliance or advice.  These services included the preparation of the Company’s 2014 Consolidated Federal Corporate Income Tax Returns and the preparation of the Company’s 2014 Pennsylvania Corporate Tax Reports along with the Bank’s 2015 Pennsylvania Bank Shares Tax Returns.

All other fees include fees billed for professional services rendered by Baker Tilly to prepare for the SEC’s Interactive Data (XBRL) mandate required to be included with the Company’s regulatory filings.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants.  These services may include audit services, audit related services, tax services and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered accountants.  Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget.  In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis.  For each proposed service, the independent registered accountant is required to provide detailed back-up documentation at the time of approval.

In the event shareholders do not ratify the selection of RSM US LLP as the independent registered public accounting firm for the 2016 fiscal year, the Board of Directors may choose another accounting firm to provide independent registered public accountant/audit services for the 2016 fiscal year.

The Board of Directors recommends a vote FOR the ratification of RSM US LLP, as the independent registered public accounting firm for the year ending December 31, 2016.

Non-Binding Vote on Executive Compensation

(Proposal No. 3)

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation of our named executive officers.

As described in detail under the heading “Compensation Discussion and Analysis” and “Executive Compensation,” our executive compensation programs are designed to attract, incentivize and retain our named executive officers, who are critical to our success.  We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the 2015 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company or our Board of Directors. Our Board of Directors values the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

Vote Required; Recommendation of the Board of Directors

 The approval of the compensation of the named executive officers as disclosed in this proxy statement will be approved if a majority of the votes cast at the Annual Meeting are voted “FOR” this proposal. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.

The Board recommends a vote FOR the compensation of the named executive officers as disclosed in this proxy statement.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board of Directors knows of no matters other than those referred to in the Notice of Annual Meeting of Shareholders that properly may come before the annual meeting.  However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments of the meeting, the persons named as proxy holders will vote the proxies in what they determine to be the best interest of the Company on the recommendation of the Board of Directors.

ADDITIONAL INFORMATION

The Company encloses a copy of the annual report for the fiscal year ended December 31, 2015, with this proxy statement.  The annual report is also available online at www.bankatfidelity.com/proxy materials.  In addition, upon request, any shareholder may obtain, without charge, a copy of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2015, including the consolidated financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission, from Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer, Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, Pennsylvania 18512 or by calling (570) 342-8281.

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Important Notice Regarding the Availability of Proxy Materials for the Fidelity D & D Bancorp Shareholder Meeting to be Held on May 3, 2016

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

www.investorvote.com/FDBC

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.investorvote.com/FDBC**.
Step 2: Click on the icon on the right to view current meeting materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 21, 2016 to facilitate timely delivery.

C O Y

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Shareholder Meeting Notice

Fidelity D & D Bancorp's Annual Meeting of Shareholders will be held on May 3, 2016 at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512, at 3:00 p.m. Eastern Standard Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all nominees, FOR Proposal 2; and FOR Proposal 3:

1. Election of three Class C Directors.
2. Ratification of the selection of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016.
3. To vote, on a non binding advisory basis, on the Company's executive compensation ("Say on Pay").

To vote on such other matters as may properly come before the Annual Meeting, or any adjournments thereof;

The Board of Directors is not aware of any other such business. Shareholders of record at the close of business on March 9, 2016 are entitled to vote at the meeting.

You may vote on-line, by phone, by mail or in person. If you wish to vote on-line or by phone, you will need your Shareholder Control Number that can be found on the bottom right hand corner of this notice. No other personal information will be required in order to vote in this manner.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card to vote by mail. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.investorvote.com/FDBC.** Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials Fidelity D & D Bancorp" in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 21, 2016.

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FIDELITY D & D BANCORP, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Class C Directors:

Nominee	For	Withhold
01 - Brian J. Cali	☐	☐
02 - Patrick J. Dempsey	☐	☐
03 - Daniel J. Sataniello	☐	☐

+

Proposal	For	Against	Abstain
2. Ratification of the selection of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐
3. To approve, on a non binding advisory basis, the Company's executive compensation ("Say on Pay").	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 2 7 3 9 1 3 2 +

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Annual Meeting Materials are available at:
www.bankatfidelity.com/proxymaterials

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

REVOCABLE PROXY — FIDELITY D & D BANCORP, INC.

The undersigned hereby constitutes and appoints John T. Cognetti, Richard J. Lettieri, and Michael J. McDonald, Esquire and each or any of them, proxies of the undersigned, with full power of substitution to vote all of the shares of Fidelity D & D Bancorp, Inc. that the undersigned shareholder may be entitled to vote at the Annual Meeting of Shareholders to be held at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512, on Tuesday, May 3, 2016, at 3:00 p.m. Eastern Daylight Time, and at any adjournment or postponement of the meeting as follows:

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

IF NO SPECIFICATION IS MADE THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR PROPOSALS 2 AND 3.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.